SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
2525 15th Street, Suite 3H
Denver, CO 80211
(303) 480-5037 FAX (303) 379-5394

November 12, 2007

United States Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington D.C. 20549

Re: SARS Corporation (formerly Mycom Group, Inc.)

Dear Sirs/Madams:

The undersigned Schumacher & Associates, Inc. previously acted as independent accountants to audit the financial statements of SARS Corporation (formerly Mycom Group, Inc.).  We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read SARS Corporation’s statements included under Item 4 of its Form 8-K dated November 12, 2007, and we agree with such statements as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc.